Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Series 1 common stock, $0.0001 par value per share, of Commerce.com, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Pale Fire Capital SICAV a.s.

By:	/s/ Dusan Senkypl
Dusan Senkypl, Authorized Representative
Date:	08/27/2026

Pale Fire Capital investicni spolecnost a.s.

By:	/s/ Dusan Senkypl
Dusan Senkypl, Board Member
Date:	08/27/2026

Pale Fire Capital SE

By:	/s/ Dusan Senkypl
Dusan Senkypl, Chairman of the Board
Date:	08/27/2026

Barta Jan

By:	/s/ Jan Barta
Jan Barta
Date:	08/27/2026

Senkypl Dusan

By:	/s/ Dusan Senkypl
Dusan Senkypl
Date:	08/27/2026